Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact:	Zvi Eiref
609 / 279-7666
Matt Farrell
609 / 688-5325

CHURCH & DWIGHT REPORTS THIRD QUARTER EARNINGS OF $0.57 PER SHARE

Raises Annual EPS Objective

PRINCETON, NJ, NOVEMBER 7, 2006 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 29, 2006 of $38.7 million or $0.57 per share, an increase of $0.06 or 12% over the $34.6 million or $0.51 per share for the comparable period of 2005.

This year’s third quarter results include a tax benefit relating to the reduction of tax liabilities in the quarter ($0.03 per share) offset by a stock option charge following the Company’s adoption of accounting standard SFAS 123R ($0.03 per share). Last year’s third quarter included a litigation charge ($0.08 per share) offset by a tax benefit related to the reduction of tax liabilities ($0.09 per share).

James R. Craigie, President and Chief Executive Officer, commented, “We are on track to achieve our primary objective, which is to improve margins while absorbing all the cost increases over the last year. Our third quarter performance makes us comfortable in raising our earnings objective to $1.98-2.00 per share, an increase from the previously announced $1.95 per share.”

Net income for the nine months ended September 29, 2006 rose to $115.0 million or $1.71 per share, an increase of $0.13 per share or 8% over last year’s $106.7 million or $1.58 per share. Excluding a pre-tax stock option charge of $7.6 million or $0.07 per share, and the litigation and tax items described above, earnings for the first nine months of 2006 would have been $1.75 per share, compared to $1.57 per share for the prior period, an $0.18 per share or 11% increase.

The Company implemented price increases earlier in the year for liquid laundry detergent, deodorizing products and pet care products. As expected, the higher prices affected unit volume in the second quarter and slowed the growth of certain household products, in particular liquid laundry detergent. Mr. Craigie added, “I am particularly pleased at the renewed sales growth for liquid laundry detergent during the third quarter.”

Third quarter 2006 sales were $518.6 million, a $75.8 million or 17% increase over last year. This year’s sales included revenue of $62.8 million for three businesses acquired over the last year, the SpinBrush® battery-powered toothbrush business, a skin care business in Brazil, and the recently acquired Orange Glo laundry additive and household cleaners business. Excluding these acquisitions, and $2 million related to the net effect of foreign currency and other items, organic sales growth for the quarter was approximately 2.5%.

Third quarter U.S. consumer sales of $370.1 million were $55.3 million or 18% higher than last year, primarily due to the addition of the Orange Glo and SpinBrush businesses. Sales of Arm & Hammer® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter and First Response® pregnancy kits were all higher than last year. These gains were partially offset by lower toothpaste and antiperspirant sales. Third quarter Trojan® condom sales were about the same as in the comparable period last year which included pipeline shipments related to the launch of the new Elexa™ product line. Consumer international sales of $93.8 million grew 26% over last year primarily due to the acquired businesses and growth in the Canadian and UK markets. Specialty Products sales were 2% higher primarily due to growth in international sales.

For the first nine months of 2006, sales of $1,419.6 million were $114.3 million or 9% above last year. Excluding sales of $94.9 million related to the acquired businesses, organic sales growth for the nine month period is approximately 1.5%.

U.S. consumer sales of $1,005.2 million for the nine months were 9% higher than last year, primarily as a result of the addition of the Orange Glo and SpinBrush businesses. The 2006 results were marked by first and third quarter growth for liquid laundry detergent, as well as higher sales for condoms, pregnancy kits and pet products. These gains were partially offset by lower toothpaste and antiperspirant sales. Consumer international sales of $249.1 million were 12% above last year led by the acquired businesses. Specialty Products sales for the nine months increased 1% over last year.

Third quarter gross margin of 39.1% was 130 basis points higher than the 37.8% margin in the same quarter last year. This improvement occurred, despite a significant increase in commodity prices over the period, primarily as a result of the pricing and cost reduction initiatives enacted over the past year.

Nine months gross margin of 39.2% was 110 basis points higher than last year’s 38.1%, due to the improvement in laundry and other household products margins described above, combined with the addition of the higher margin SpinBrush business.

Third quarter marketing expenses rose to $62.6 million, $10.6 million above last year’s third quarter largely due to the acquired businesses.

Third quarter SG&A expenses of $71.5 million were $9.8 million higher than last year, which included an $8.3 million charge related to litigation. The increase over last year is primarily due to SpinBrush and Orange Glo operating and amortization expenses, combined with substantially higher spending on new product development, and a $2.5 million stock option charge. The same factors contributed to the increase in SG&A expenses to $198.7 million for the first nine months of 2006.

Third quarter operating profit increased to $68.9 million, a $15.0 million or 28% gain over last year. Excluding the 2006 stock option expense and prior year litigation charge, operating income for the quarter increased approximately $9.5 million or 18% over last year. For nine months, operating profit increased to $207.9 million, $27 million or 15% above last year. Operating margin for the nine months was 14.6% versus last year’s 13.9%.

Other Expense for the quarter was $14.2 million or $3.7 million higher than last year due to higher interest expense. Other Expense of $32.0 million for the first nine months of 2006 was $1.3 million higher than last year.

The third quarter tax rate was 31.7%, compared to last year’s 21.6%. This year’s quarter benefited from a $2 million net adjustment to reduce tax liabilities related to the completion of certain tax audits during the quarter. Last year’s third quarter benefited from a $6 million reduction in tax liabilities. Without these items, this year’s tax rate would have been 34.9% compared to 35.2% last year.

For the first nine months of 2006, the tax rate was 36.5% compared to 30.8% for the same period last year. This year’s tax rate is burdened by the expiration of the R&D tax credit program and other charges. Last year’s tax rate benefited from the third quarter reduction in tax liabilities.

At quarter-end, the Company had total outstanding debt of $983 million and cash of $96 million for a net debt position of $887 million. This is a $286 million increase from last year’s third quarter net debt of $601 million. During the past year, the Company invested about $440 million in acquisitions, including working capital to support the acquired brands.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as defined in the Company’s bank loan agreement, which excludes certain non-cash items, are estimated at approximately $273 million for the first nine months of 2006, a $39 million increase over the same period last year.

On the household products side, the deodorizing business was strengthened by the May 2006 launch of Arm & Hammer Fridge Fresh™, a refrigerator deodorizer with a replacement indicator. During the third quarter, the Company started shipments of Xtra ScentSations™, a highly fragranced and concentrated version of the Xtra liquid laundry detergent line. Early in the fourth quarter, the Company also started shipments of Arm & Hammer Essentials™, a concentrated liquid laundry detergent formulated with plant-based soaps and containing no dyes, phosphates or bleaches.

In Personal Care, recent line extensions strengthened our Trojan condoms, First Response pregnancy kits and SpinBrush toothbrush product lines. The Company improved its market position in all three categories during the quarter.

The Company is rapidly integrating the business of Orange Glo International, acquired August 7, 2006, which includes OxiClean®, the brand leader in the pre-wash laundry additive category. Other acquired brands include the Kaboom® bathroom cleaner and Orange Glo® household cleaner product lines. As previously reported, the acquisition may have a slightly negative effect on 2006 earnings, and is expected to be moderately accretive in 2007.

As part of its ongoing program of operational improvements, the Company expects to record a minor fourth quarter charge associated with the sale of a small manufacturing plant in the U.S.

Mr. Craigie noted, “Although the fourth quarter is normally the Company’s seasonally lowest earnings period, we intend to increase fourth quarter expenditures, not only on marketing support for recent new product introductions, but also on R&D and new product development initiatives for 2007.”

Mr. Craigie continued, “Our revised earnings objective of $1.98-2.00 per share is equivalent to $2.07-2.09 per share before an expected $0.09 per share stock option charge for the year. This is a 13-14% increase over last year’s $1.83 per share. As the year-end approaches, we look forward to continuing our progress and growth in 2007.”

As previously announced, at its November 1 Board Meeting, the Company declared a quarterly dividend of $0.07 per share. The dividend will be payable December 1 to stockholders of record at the close of business on November 13, 2006. It is the Company’s 423rd regular consecutive quarterly dividend.

Church & Dwight will host a conference call to discuss third quarter results on November 7, 2006 at 10:00 a.m. (ET). To participate, dial in at 800-435-1261, access code: 79839995. A replay will be available two hours after the call at 888-286-8010, access code: 13781845. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, absorption of cost increases, charges from sale of a plant in the U.S., seasonality of the business, marketing, advertising, research and development and product innovation spending, the timing of benefits from pricing changes made in prior periods, new product introductions, the effect of the acquisition of the net assets of Orange Glo International, Inc. (“OGI”) and its integration with the Company, market demand as consumers continue to adjust to higher prices, achievement of financial goals, earnings per share, and the anticipated effect of the adoption of Statement of Financial Accounting Standards No. 123 (revised) on earnings per share. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events and price increases on consumer demand), raw material and energy prices, the financial condition of major customers, the integration of the OGI business, and effect on marketing spending of product introduction timelines. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including the information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Sept. 29, 2006	Sept. 30, 2005	Sept. 29, 2006	Sept. 30, 2005
Net Sales	$518,578	$442,743	$1,419,553	$1,305,232
Cost of sales	315,618	275,213	862,808	808,564

Gross profit	202,960	167,530	556,745	496,668
Marketing expenses	62,620	51,989	150,174	140,699
Selling, general and administrative expenses	71,451	61,652	198,706	175,098

Income from Operations	68,889	53,889	207,865	180,871
Equity in earnings of affiliates	1,877	709	5,277	3,879
Other income (expense), net	(14,163)	(10,494)	(31,971)	(30,699)

Income before minority interest and taxes	56,603	44,104	181,171	154,051
Income taxes	17,943	9,514	66,155	47,397
Minority Interest	(4)	(8)	(1)	(25)

Net Income	$38,664	$34,598	$115,017	$106,679

Net Income per share – Basic	$0.60	$0.54	$1.78	$1.67
Net Income per share – Diluted	$0.57	$0.51	$1.71	$1.58

Dividend per share	$0.07	$0.06	$0.19	$0.18
Weighted average shares outstanding - Basic	64,966	64,102	64,716	63,698
Weighted average shares outstanding - Diluted	69,065	69,534	68,752	69,254

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Sept. 29, 2006	Sept. 30, 2005
Assets
Current Assets
Cash, equivalents and securities	$95,813	$159,796
Accounts receivable	248,606	201,142
Inventories	206,720	159,687
Other current assets	15,009	21,545

Total Current Assets	566,148	542,170

Property, Plant and Equipment (Net)	335,916	332,865
Equity Investment in Affiliates	10,180	11,571
Intangibles and other assets	1,446,986	1,050,832

Total Assets	$2,359,230	$1,937,438

Liabilities and Stockholders’ Equity
Short-Term Debt	$142,726	$114,662
Other Current Liabilities	304,030	274,886

Total Current Liabilities	446,756	389,548

Long-Term Debt	840,082	646,277
Other Long-Term Liabilities	237,519	215,450
Stockholders’ Equity	834,873	686,163

Total Liabilities and Stockholders’ Equity	$2,359,230	$1,937,438

SUPPLEMENTAL INFORMATION

Third Quarter and Nine Months 2006 and 2005 Product Line Net Sales

(Dollars in Millions)	Three Months Ended		Percent Change
	9/29/2006	9/30/2005
Household Products	$231.1	$183.4	26%
Personal Care Products	$139.0	$131.5	6%

Consumer Domestic	$370.1	$314.9	18%
Consumer International	$93.8	$74.3	26%

Total Consumer Net Sales	$463.9	$389.2	19%
Specialty Products Division	$54.7	$53.5	2%

Total Net Sales	$518.6	$442.7	17%

	Nine Months Ended		Percent Change
	9/29/2006	9/30/2005
Household Products	$592.8	$530.0	12%
Personal Care Products	$412.4	$389.7	6%

Consumer Domestic	$1,005.2	$919.7	9%
Consumer International	$249.1	$221.8	12%

Total Consumer Net Sales	$1,254.3	$1,141.5	10%
Specialty Products Division	$165.3	$163.7	1%

Total Net Sales	$1,419.6	$1,305.2	9%

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to exclude sales derived from the Orange Glo business, the SpinBrush business and the Brazilian skin care operation that were acquired after the third quarter of 2005 and the effect of foreign exchange adjustments. Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of, management.

Reported and Adjusted Operating Profit, Reported and Adjusted Income Tax Rate and Reported and Adjusted Earnings Per Share (“EPS”)

The press release also provides information regarding reported and adjusted operating profit, income tax rate and EPS to exclude the effect of stock option expense, a litigation charge and reductions of tax liabilities. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the Company’s statement of operations for the three and nine months ended September 30, 2005 did not reflect the impact of the adoption of SFAS 123R. Management also feels this presentation is useful to investors because it enables them to assess the Company’s performance exclusive of the other items or isolated events that do not reflect the Company’s day-to-day operations.

Adjusted EPS

	Nine Months Ended
	9/29/06	9/30/05
Net income per share, as reported	$1.71	$1.58
Add:
Non-cash stock option compensation expense	0.07	—
Litigation charge	—	0.08

Subtract:
Adjustments to income tax liability	(0.03)	(0.09)

Net Income per share, as adjusted	$1.75	$1.57

Forecasted EPS

This press release contains information regarding forecasted EPS, adjusted to eliminate the effect of the Company’s adoption of FAS 123R. Management believes the presentation of this non-GAAP financial measure is useful to investors because the Company’s 2005 operating results did not reflect the adoption of FAS 123R and the presentation of 2006 forecast results exclusive of the effect of FAS 123R enhances the ability to make period-to-period comparisons of the Company’s operating results.

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By Operating Activities to Adjusted EBITDA
(Dollars in Millions)	Nine Months Ended September 29, 2006
Net Cash Provided by Operating Activities	$109.3
Interest Expense	37.4
Current Portion Income Tax Provision	52.0
Change in Working Capital & Other Liabilities	62.5
Investment Income	(3.6)
Tax Benefit on Stock Options Exercised	5.4
Other	9.9

Church & Dwight Adjusted EBITDA	$272.9